UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                     FORM 15

     CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTION 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934


                         Commission File Number: 0-25057
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                            Northfield Bancorp, Inc.
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               (Exact name of registrant as specified in charter)

                  8005 Harford Road, Baltimore, Maryland 21234
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(Address,  including zip code,  and telephone  number,  including  area code, of registrant's principal executive offices)

                     Common Stock, par value $.01 per share
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            (Title of each class of securities covered by this Form)

                                      None
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(Title of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

Please place an X in the box(es) to designate, the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

         Rule 12g-4(a)(1)(i)   [x]                   Rule 12h-3(b)(1)(i)   [ ]
         Rule 12g-4(a)(1)(ii)  [ ]                   Rule 12h-3(b)(1)(ii)  [ ]
         Rule 12g-4(a)(2)(i)   [ ]                   Rule 12h-3(b)(2)(i)   [ ]
         Rule 12g-4(a)(2)(ii)  [ ]                   Rule 12h-3(b)(2)(ii)  [ ]
                                                     Rule 15d-6            [ ]

Approximate number of holders of record as of the certification or notice date:
                                        0
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         Pursuant to the  requirements  of the Securities  Exchange Act of 1934,
Northfield Bancorp, Inc. has caused this certification/notice to be signed on behalf by the undersigned duly authorized person.

Date: November 13, 2000             By: /s/ Joseph J. Bouffard
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                                        Joseph J. Bouffard, President